Exhibit 21.1

                         Subsidiaries of Crdentia Corp.

Name                                           State of Incorporation/Formation
----                                           --------------------------------

Baker Anderson Christie, Inc.                  California

Nurses Network, Inc.                           California

New Age Staffing, Inc.                         Delaware

PSR Nurse Recruiting, Inc.                     Delaware

PSR Nurses Holdings Corp.                      Delaware

CRDE Corp.                                     Delaware

Arizona Home Health Care/Private Duty, Inc.    Arizona

Care Pros Staffing, Inc.                       Texas

PSR Nurses, Ltd.                               Texas

HIP Holding, Inc.                              Delaware

Health Industry Professionals, L.L.C.          Michigan

Travmed USA, Inc.                              North Carolina

PSR Nurses, Ltd.                               Texas